Exhibit 10.3

THE GLIMPSE GROUP, INC.

ASSIGNMENT OF TECHNOLOGY, PATENT & INTELLECTUAL PROPERTY AGREEMENT

THIS ASSIGNMENT OF TECHNOLOGY, PATENT & INTELLECTUAL PROPERTY AGREEMENT (the “Agreement”), dated as of May 1, 2019 (the “Effective Date”), is among THE GLIMPSE GROUP, INC., a Nevada corporation (the “Assignee”), Adept Reality, LLC a Nevada limited liability corporation and a direct and wholly owned subsidiary of Assignee (a “Designated Subsidiary”), and Aquinas Learning, Inc a C-Corporation (the “Assigner”).  __________

RECITALS

WHEREAS, prior to the Effective Date, the Assigner has developed certain virtual reality and/or augmented reality technology, intellectual property and concepts relating to corporate training and education.

WHEREAS, the Assignee, through its Designated Subsidiary, desires to receive from the Assigner, and the Assigner desires to assign and transfer such technology, intellectual property and concepts to the Designated Subsidiary in exchange for the consideration as set forth herein;

WHEREAS, the parties to this Agreement shall execute a definitive assignment and transfer transaction agreement;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Certain Definitions. As used herein, the following capitalized terms will have the meanings set forth below:

(a)	“Assigned Technology” refers to the Technology, all Derivatives, all Intellectual Property Rights, all Embodiments, collectively as detailed in Exhibit A to this Agreement.

(b)	“Derivative” means: (i) any derivative work of the Technology (as defined in Section 101 of the U.S. Copyright Act); (ii) all improvements, modifications, alterations, adaptations, enhancements and new versions of the Technology (the “Technology Derivatives”); and (iii) all technology, inventions, products or other items that, directly or indirectly, incorporate, or are derived from, any part of the Technology or any Technology Derivative.

(c)	“Embodiment” means all documentation, drafts, papers, designs, schematics, diagrams, models, prototypes, source and object code (in any form or format and for all hardware and software platforms), computer-stored data, diskettes, manuscripts and other items describing all or any part of the Technology, any Derivative, any Intellectual Property Rights or any information related thereto or in which all of any part of the Technology, any Derivative, any Intellectual Property Right or such information is set forth, embodied, recorded or stored.

(d)	“Intellectual Property Rights” means, collectively, all worldwide patents, patent applications, patent rights, copyrights, copyright registrations, common law rights, moral rights, trade names, trademarks, service marks, domain names and registrations and/or applications for all of the foregoing, trade secrets, know-how, mask work rights, rights in trade dress and packaging, goodwill and all other intellectual property rights and proprietary rights relating in any way to the Technology, any Derivative or any Embodiment, whether arising under the laws of the United States of America or the laws of any other state, country or jurisdiction.

(e)	“Technology” means all inventions, technology, algorithms, ideas, concepts, processes, business plans, documentation, financial projections, models and any other items, authored, conceived, invented, developed or designed by the Assigner.

2.	Assignment.

(a)	At the Closing (as defined below), the Assigner shall transfer, assign and convey, to the Designated Subsidiary, and its successors and assigns, the Assigner’s entire right, title and interest in and to the Assigned Technology and all rights of action, power and benefit belonging to or accruing from the Assigned Technology including the right to undertake proceedings to recover past and future damages and claim all other relief in respect of any acts of infringement thereof whether such acts shall have been committed before or after the date of this assignment, the same to be held and enjoyed by said Designated Subsidiary, for its own use and benefit and the use and benefit of its successors, legal representatives and assigns, as fully and entirely as the same would have been held and enjoyed by the Assigner, had this assignment not been made.

(b)	In exchange for the Assigned Technology, Assigner shall be entitled to receive the compensation as set forth in the Employment Agreement dated May 1, 2019 and the Option Agreements dated May 1, 2019, subject to the terms and conditions therein.

(c)	The Assigner hereby appoints the Designated Subsidiary the attorney-in-fact of the Assigner, with full power of substitution on behalf of the Assigner to demand and receive any of the Assigned Technology and to give receipts and releases for the same, to institute and prosecute in the name of the Assigner, but for the benefit of the Designated Subsidiary, any legal or equitable proceedings the Designated Subsidiary deems proper in order to enforce any rights in the Assigned Technology and to defend or compromise any legal or equitable proceedings relating to the Assigned Technology as the Designated Subsidiary shall deem advisable. The Assigner hereby declares that the appointment made and powers granted hereby are coupled with an interest and shall be irrevocable by the Assigner.

(d)	The Assigner hereby agrees that the Assigner and the Assigner’s successors and assigns will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered such further acts, documents, or instruments confirming the conveyance of any of the Assigned Technology to the Designated Subsidiary as the Designated Subsidiary shall reasonably deem necessary, provided that the Designated Subsidiary shall provide all necessary documentation to the Assigner.

3.	Closing; Deliveries.

(a)	Closing is subject to the Parties execution of an Employment Agreement between the Assigner and the Assignee (the date of such Closing, the “Closing Date”) as attached hereto as Exhibit B and the Option Agreements attached hereto as Exhibit C (“the Option Agreements”).

4.	Representations and Warranties.

(a)	Representations and Warranties of Assigner. As an inducement to, and to obtain the reliance of the Assignee and the Designated Subsidiary, the Assigner represents and warrants as of the date hereof and as of the Closing Date, as follows:

(i)	Assigned Technologies. The Assigner is the owner, inventor and/or author of, and can grant exclusive right, title and interest in and to, each of the Assigned Technology transferred by the Assigner hereunder and that none of the Assigned Technology are subject to any dispute, claim, prior license or other agreement, assignment, lien, encumbrance or rights of any third party, or any other rights that might interfere with the Designated Subsidiary’s use, or exercise of ownership of, any of the Assigned Technology. The Assigner further represents and warrants to the Assignee and the Designated Subsidiary that the Assigned Technology is free of any claim of any prior employer or third party client of the Assigner or any school, university or other institution the Assigner attended, if any, and that the Assigner is not aware of any claims by any third party to any rights of any kind in or to any of the Assigned Technology. The Assigner agrees to immediately notify the Assignee and Designated Subsidiary upon becoming aware of any such claims.

(ii)	Authorization; Enforcement; Validity. The Assigner has full power and authority to enter into this Agreement, and each of the other agreements entered into by the parties on the Closing Date and attached hereto as exhibits to this Agreement (collectively, the “Transaction Documents”), the execution and delivery of this Agreement has been duly authorized, if applicable, and this Agreement constitutes a valid and legally binding obligation of the Assigner. This Agreement has been, and each other Transaction Document shall be on the Closing Date, duly executed and delivered by the Assigner and this Agreement constitutes, and each other Transaction Document upon its execution by Assigner shall constitute the valid and binding obligations of Assigner enforceable against Assigner in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

(b)	Representations and Warranties of Assignee and Designated Subsidiary. As an inducement to, and to obtain the reliance of the Assigner except as set forth in the Assignee Schedules (as hereinafter defined), the Assignee and Designated Subsidiary represent and warrant, as of the date hereof and as of the Closing Date, as follows:

(i)	Organization and Qualification. The Assignee and its “Subsidiaries” (which for purposes of this Agreement means any entity in which the Assignee, directly or indirectly, owns 50% or more of the voting stock or capital stock or other similar equity interests), including Designated Subsidiary, are companies duly organized and validly existing in good standing under the laws of the jurisdiction in which they are incorporated, and have the requisite corporate power and authority to own their properties and to carry on their business as now being conducted. Each of the Assignee and its Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing could not reasonably be expected to have a Material Adverse Effect. As used in this Agreement, “Material Adverse Effect” means any material adverse effect on any of: (i) the business, properties, assets, operations, results of operations or financial condition of the Assignee and its Subsidiaries, taken as a whole, or (ii) the authority or ability of the Assignee to perform its obligations under the Transaction Documents.

(ii)	Authorization; Enforcement; Validity. (i) Each of the Assignee and the Designated Subsidiary has the requisite corporate power and authority to enter into and perform their obligations under the Transaction Documents, (ii) the execution and delivery of the Transaction Documents by each of the Assignee and the Designated Subsidiary and the consummation by them of the transactions contemplated hereby and thereby, has been duly authorized by the Assignee’s Board of Directors and the Designated Subsidiary’s governing body do not conflict with the Assignee’s Articles of Incorporation or Bylaws or Designated Subsidiary’s organizational documents, and do not require further consent, approval or authorization by the Assignee, its Board of Directors or its shareholders or Designated Subsidiary’s governing body, (iii) this Agreement has been, and each other Transaction Document shall be on the Closing Date, duly executed and delivered by the Assignee and Designated Subsidiary and (iv) this Agreement constitutes, and each other Transaction Document upon its execution on behalf of the Assignee and Designated Subsidiary, shall constitute, the valid and binding obligations of the Assignee and Designated Subsidiary enforceable against the Assignee and Designated Subsidiary in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

5.	Conditions Precedent to Assigner’s Obligations to Close. The obligations of the Assigner to consummate the transactions contemplated herein shall be subject to the fulfillment at or prior to Closing of the following additional conditions, except as the Assigner may waive in writing:

(a)	Execution of Transaction Documents. This Agreement and all other agreements and documents required to be executed at the Closing shall have been duly executed by the Assignee and Designated Subsidiary.

(b)	Compliance and Performance. The Assignee and Designated Subsidiary shall have complied with and performed in all material respects all of the terms, covenants, agreements and conditions contained in this Agreement which are required to be complied with and performed on or prior to Closing.

(c)	No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

(d)	Approval by the Board of Directors of the Assignee. The Assignee’s board of directors shall have approved the transactions contemplated hereby.

6.	Conditions Precedent to Assignee’s and Designated Subsidiary’s Obligations to Close.

(a)	The obligations of Assignee and Designated Subsidiary to consummate the transactions contemplated herein shall be subject to the fulfillment at or prior to Closing of the following additional conditions, except as Assignee or Designated Subsidiary, where applicable, may waive in writing:

(b)	Execution of Transaction Documents. This Agreement and all other agreements and documents required to be executed at the Closing shall have been duly executed by the Assigner, thereby completing the assignment of the Assigned Technology to the Designated Subsidiary.

(c)	Compliance and Performance. The Assigner shall have complied with and performed in all material respects all of the terms, covenants, agreements and conditions contained in this Agreement which are required to be complied with and performed on or prior to Closing.

(d)	No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

7.	Termination.

(a)	This Agreement may be terminated by the Assigner if the conditions set forth in Section 5 have not been satisfied, provided that such failure is not due to Assigner’s breach of this Agreement.

(b)	This Agreement may be terminated by Assignee if the conditions set forth in Section 6 have not been satisfied, provided that such failure is not due to Assignee’s breach of this Agreement.

8.	Confidentiality.

(a)	Each party hereto agrees with the others that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement. In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

9.	Indemnification; Survival.

(a)	Indemnification. Each party hereto shall jointly and severally indemnify and hold harmless the other party and such other party’s agents, beneficiaries, affiliates, representatives and their respective successors and assigns (collectively, the “Indemnified Persons”) from and against any and all damages, losses, liabilities, taxes and costs and expenses (including, without limitation, attorneys’ fees and costs) (collectively, “Losses”) resulting directly or indirectly from (a) any inaccuracy, misrepresentation, breach of warranty or nonfulfillment of any of the representations and warranties of such party in this Agreement, or any actions, omissions or statements of fact inconsistent with in any material respect any such representation or warranty, (b) any failure by such party to perform or comply with any agreement, covenant or obligation in this Agreement.

(b)	Survival. All representations, warranties, covenants (including, but not limited to, non-solicitation and non-competition) and agreements of the parties contained herein or in any other certificate or document delivered pursuant hereto shall survive the date hereof until the expiration of the applicable statute of limitations or as otherwise provided herein.

10.	Post-Transaction Restrictions.

(a)	No-Conflict. The Assigner hereby represents and warrants to the Assignee and Designated Subsidiary that it is not party to any written or oral agreement with any third party that would restrict its ability to enter into this Agreement or to perform its obligations hereunder and that the Assigner will not, by entering into this Agreement breach any non-disclosure, proprietary rights, non-competition, non-solicitation or other covenant in favor of any third party.

(b)	Ability to Earn Livelihood; Consideration. Assigner expressly agrees and acknowledges that the post-transaction restrictions contained in this Agreement and the Employment Agreement do not preclude Assigner from earning a livelihood, nor do they unreasonably impose limitations on Assigner’s ability to earn a living. Assigner further agrees and acknowledges that the potential harm to the Assignee and to the Designated Subsidiary of the non-enforcement of these restrictions outweighs any harm to Assigner of the enforcement of the restrictions by injunction or otherwise.

11.	Employment/Consulting and Officer/Director Positions.

(a)	Assigner shall not have a right to employment with Assignee or the Designated Subsidiary as an employee or an independent contractor or a right to serve as an officer or director of the Assignee or Designated Subsidiary.

12.	Notices.

Whenever any notice is required hereunder, it shall be given in writing via a recognized overnight carrier or via email with return receipt requested and received, addressed as follows, and shall be deemed received three days after dispatch if sent via recognized overnight courier, or immediately upon receipt of a return email receipt:

If to the Company, to:

THE GLIMPSE GROUP, INC.

Attn.: Chief Executive Officer

70 West 40th St, 16th Fl

New York, NY 10018

Email: lyron@theglimpsegroup.com

If to Assigner, to:

a) Hugh Seaton Address:

    Email:

b) And Company Name/Address

13.	Miscellaneous.

(a)	Governing Law. The validity, interpretation, construction and performance of this Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

(b)	Jurisdiction. Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may only be instituted in any state or federal court in the State of New York and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.

(c)	WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13(c).

(d)	Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.

(e)	Amendments and Waivers. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance.

(f)	Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Assignee and Designated Subsidiary may assign any of its rights and obligations under this Agreement. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Assignee and Designated Subsidiary.

(g)	Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email with return receipt requested and received, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address set forth in the Designated Subsidiary’s books and records.

(h)	Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(i)	Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

(j)	Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. The execution and delivery of a facsimile or other electronic transmission of this agreement shall constitute delivery of an executed original and shall be binding upon the person whose signature appears on the transmitted copy.

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

ASSIGNEE:
THE GLIMPSE GROUP, INC.

By:	/s/ Lyron Bentovim
Name:	Lyron Bentovim
Title:	President & CEO

DESIGNATED SUBSIDIARY:

Adept Reality, LLC

By:	/s/ Lyron Bentovim
Name:	Lyron Bentovim
Title:	President

ASSIGNER:

Aquinas Learning, Inc

By:	/s/ Hugh Seaton
Name:	Hugh Seaton
Title:	CEO

Individual

By:	/s/ Hugh Seaton
Name:	Hugh Seaton

EXHIBIT A

ASSIGNED TECHNOLOGY

1.	Any and all knowledge, technologies, IP, algorithms, software, proof of concepts, demos,websites, domains relating to Virtual Reality and/or Augmented Reality

2.	Microsimulations: A webVR/A-Frame methodology for creating 360 degree video training.

EXHIBIT B

FORM OF EMPLOYMENT AGREEMENT

EXHIBIT C

FORM OF OPTION AGREEMENTS